EXHIBIT 10.3






                               CREDIT AGREEMENT

                   _________________________________________


                     INFINITY OIL & GAS OF WYOMING, INC.


                                    and


                        U.S. BANK NATIONAL ASSOCIATION



                   _________________________________________





                              September 4, 2003

                              TABLE OF CONTENTS

                                                                         Page

ARTICLE I         Definitions and References                                1
  Section 1.1     Defined Terms                                             1
  Section 1.2     Incorporation of Exhibits                                 6
  Section 1.3     Amendment of Defined Instruments                          7
  Section 1.4     References and Titles                                     7
  Section 1.5     Calculations and Determinations                           7

ARTICLE II        The Loan                                                  7
  Section 2.1     The Loan                                                  7
  Section 2.2     The Note; Interest                                        8
  Section 2.3     Mandatory Principal Payments                              8
  Section 2.4     Voluntary Prepayments                                     9
  Section 2.5     Termination of Agreement                                  9
  Section 2.6     Payments to USB                                           9
  Section 2.7     Use of Proceeds                                           9
  Section 2.8     Borrowing Base Procedures                                 9

ARTICLE III       Security; Fees                                           10
  Section 3.1     The Security                                             10
  Section 3.2     Perfection and Protection of Security
                    Interests and Liens                                    10
  Section 3.3     Bank Accounts and Offset                                 10
  Section 3.4     Fees                                                     10
  Section 3.5     Obligations Absolute                                     11
  Section 3.6     Indemnification                                          11
  Section 3.7     Liability of USB                                         11

ARTICLE IV        Conditions Precedent to Loan                             12
  Section 4.1     Conditions Precedent to Initial Advance                  12
  Section 4.2     Additional Conditions Precedent                          13

ARTICLE V         Representations and Warranties                           14
  Section 5.1     Borrower's Representations and Warranties                14
  Section 5.2     Representations by USB                                   17

ARTICLE VI        Covenants of Borrower                                    17
  Section 6.1     Affirmative Covenants                                    17
  Section 6.2     Negative Covenants                                       21

ARTICLE VII       Events of Default and Remedies                           25
  Section 7.1     Events of Default                                        25
  Section 7.2     Remedies                                                 27
  Section 7.3     Indemnity                                                27

ARTICLE VIII      Miscellaneous
  Section 8.1     Waiver and Amendment                                     28
  Section 8.2     Survival of Agreements; Cumulative Nature                28
  Section 8.3     Notices                                                  28
  Section 8.4     Parties in Interest                                      29
  Section 8.5     USB's Damage Limitation                                  29
  Section 8.6     Governing Law                                            29
  Section 8.7     Limitation on Interest                                   29
  Section 8.8     Severability                                             30
  Section 8.9     Counterparts                                             30
  Section 8.10    Conflicts                                                30
  Section 8.11    Entire Agreement                                         30
  Section 8.12    Arbitration                                              30

                               CREDIT AGREEMENT



     THIS CREDIT AGREEMENT, dated as of September 4, 2003, is by and between INFINITY OIL & GAS OF WYOMING, INC., a Wyoming corporation ("Borrower"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association ("USB").

                                  RECITAL

     Borrower and USB desire that this Credit Agreement be executed and delivered in order to provide for the terms upon which USB will make advances to Borrower and issue letters of credit upon the request of Borrower and by which such advances and letters of credit will be governed and repaid.

                                  AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I
                          Definitions and References

     Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Section 1.1 or in the sections and subsections referred to below:

     "Advance" means an advance of funds by USB to or for the account of Borrower pursuant to Article II below.

     "Affiliate" means, as to any Person, each Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by or is under common control with, such Person; provided that, for the purposes of this definition, a Person shall be deemed to control another entity if the controlling Person possesses, directly or indirectly, the power to direct or control the direction of the management and policies of such entity, whether through the ownership of capital stock, partnership interests, membership interests or other interests therein, by contract or otherwise, and shall include without limitation any controlling shareholder, general partner, controlling member or controlling owner thereof.

     "Agreement" means this Credit Agreement.

     "Borrower" means Infinity Oil & Gas of Wyoming, Inc., a Wyoming corporation.

     "Borrowing Base" means, at any time, the aggregate loan value of all Borrowing Base Properties, as determined by USB in its sole and absolute discretion, using such assumptions as to pricing, discount factors, discount rates, expenses and other factors as USB customarily uses as to borrowing-base oil and gas loans at the time such determination is made; provided that the Borrowing Base for the time period from the date of this Agreement through December 31, 2003 shall be $5,500,000, unless Borrower and USB hereafter mutually agree upon a different amount or unless the Borrowing Base is redetermined or reduced pursuant to Section 2.8 below prior to such date.

     "Borrowing Base Notice" means a written notice sent to Borrower by USB notifying Borrower of the Borrowing Base determined by USB for the upcoming Borrowing Base Period or other time period.

     "Borrowing Base Period" means: (a) the time period from the date of this Agreement through December 31, 2003; (b) thereafter, each six-month time period beginning on January 1 or July 1 of each year, until the January 1 or July 1 most immediately preceding the Maturity Date; and (c) thereafter, the time period from the January 1 or July 1 most immediately preceding the Maturity Date through the Maturity Date.

     "Borrowing Base Properties" means, at any time, any and all interests of Borrower, whether now owned or hereafter acquired, in any and all oil and/or gas wells, leases and other related rights and assets which have been evaluated by USB in connection with any determination of the Borrowing Base.

     "Business Day" means any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado.

     "Cash Flow Leverage Ratio" means, at any time, the ratio of: (a) Borrower's funded, interest-bearing indebtedness (excluding Subordinated Debt) at that time, determined in accordance with GAAP; to (b) the greater of: (1) four times Borrower's EBITDAX for the then most recently completed Fiscal Quarter of Borrower, or (2) Borrower's EBITDAX for the then most recently completed four consecutive Fiscal Quarters of Borrower.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

     "Collateral" means all tangible or intangible real or personal property which, under the terms of any Security Document, is or is purported to be covered thereby or subject thereto.

     "Commitment Amount" means, at any time, the lesser of: (a) the Maximum Loan Amount, or (b) the Borrowing Base.

     "Consolidated" means, as to any Person, the combined financial statements, financial position, financial condition, net income, assets, liabilities and other financial data of such Person and of any and all Affiliates of such Person that would be considered consolidated Affiliates under GAAP.

     "Default" means any Event of Default and any default, event or condition which would, with the giving of any requisite notice and/or the passage of time, constitute an Event of Default.

     "Distribution" means any distribution payable in cash or property to any shareholder of Borrower, or any purchase, redemption or retirement of, or other payment with respect to, any capital stock of Borrower.

     "Duke Agreement" means the Amended and Restated Gas Gathering Agreement dated as of June 19, 2001, between Borrower and Duke Energy Field Services, LP, as presently in effect and as amended pursuant to any amendments hereafter entered into with the written consent of USB.

     "EBITDAX" means, for any Fiscal Quarter: (a) net income for that Fiscal Quarter, excluding any and all gains and losses from the sale of capital assets and other extraordinary items and from any mark-to-market of unliquidated commodity hedge contracts, plus (b) the following, to the extent, and only to the extent, that they have been deducted in computing net income for that Fiscal Quarter: interest expenses, income taxes, depreciation, depletion, amortization, intangible drilling costs, exploration expenses and non-cash impairments, all determined in accordance with GAAP.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time (and any successor statute), together with all rules and regulations promulgated thereunder or with respect thereto.

     "ERISA Affiliate" means each trade or business (whether or not incorporated) which, together with any Obligated Person, would be deemed to be a single employer (as described in Section 4001(b)(1) of ERISA or any of subsections (b), (c), (m) or (o) of Section 414 of the Code).

     "ERISA Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained by any Obligated Person or any ERISA Affiliate with respect to which any Obligated Person or any ERISA Affiliate has a fixed or contingent liability.

     "Event of Default" has the meaning given such term in Section 7.1 below.

     "Fiscal Quarter" means a three-month time period ending on the last day of March, June, September or December of any year.

     "Fiscal Year" means a twelve-month time period ending on December 31 of any year.

     "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower or
Guarantor: (a) are applied for all periods in a consistent manner, and (b) are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, the results of operations and the changes in financial position of Borrower or Guarantor, as applicable.

     "Guarantor" means Infinity, Inc., a Colorado corporation.

     "Guaranty" means the Guaranty executed and delivered by Guarantor to USB to guaranty the Obligations.

     "Initial Advance" means the first Advance on the Loan, to be made on or about September 5, 2003, in the amount required to repay in full the Pertrobridge Indebtedness and the Kansas City Indebtedness, up to, but not in excess of, the Commitment Amount.

     "Initial Engineering Reports" means: (a) the report dated as of January 1, 2003, covering some of the Borrowing Base Properties, prepared by R. E. Davis Associates, Inc., and (b) the report dated as of January 1, 2003, covering some of the Borrowing Base Properties, prepared by Wells Chappell & Company, Inc., copies of which have been furnished by Borrower to USB.

     "Initial Financial Statements" means the audited annual Consolidated and consolidating financial statements of Guarantor dated as of December 31, 2002, and the quarterly unaudited financial statements of Borrower dated as of June 30, 2003, and the unaudited Consolidated and consolidating financial statements of Guarantor dated as of June 30, 2003, copies of all of which Initial Financial Statements have heretofore been delivered by Borrower and Guarantor to USB.

     "Interest Coverage Ratio" means, at any time after the date hereof, the ratio of: (a)(1) Borrower's EBITDAX for the then most recently completed Fiscal Quarter of Borrower; minus (2) the Replacement Capital Expenditure Amount for the then most recently completed Fiscal Quarter of Borrower; to (b) the aggregate amount of interest paid by Borrower on funded indebtedness (excluding Subordinated Debt), whether under this Agreement or otherwise, for the then most recently completed Fiscal Quarter of Borrower.

     "Kansas City Indebtedness" means indebtedness of Guarantor in the aggregate current outstanding principal amount of $295,000, owed to: (a) Harvey Burstein pursuant to that certain $250,000 Bridge Loan Agreement dated effective January 23, 2003; (b) James D. Loeffelbein pursuant to that certain $250,000 Bridge Loan Agreement dated effective January 23, 2003; (c) Michael Morse pursuant to that certain $150,000 Bridge Loan Agreement dated effective January 23, 2003; and (d) U.S. Capital Fund LLC pursuant to that certain $100,000 Bridge Loan Agreement dated effective January 23, 2003.

     "Letter of Credit" means a standby letter of credit issued by USB pursuant to Article II below.

     "Liabilities" means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether primary or secondary, direct or indirect, absolute or contingent.

     "Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to him or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows him to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including without limitation any lien, mortgage, security interest, pledge, deposit, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

     "Loan" has the meaning given such term in Section 2.1 below.

     "Loan Documents" means this Agreement, the Security Documents, the Note, the Guaranty, applications for Letters of Credit, Advance requests and all other agreements, certificates and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith.

     "Maturity Date" means the earlier of: (a) June 30, 2006, or (b) such date on which the Loan is due and payable in full by reason of the occurrence of an Event of Default, as established pursuant to Section 7.1 below; provided that, upon the request of Borrower, USB may, in its sole discretion, extend such date to a date not later than December 31, 2008, but nothing contained in this Agreement, the Note or any other Loan Document shall be deemed to commit or require USB to grant any such extension.

     "Maximum Loan Amount" means $5,500,000; provided that, upon the request of Borrower, USB may, in its sole discretion, increase said amount to an amount not greater than $25,000,000 by giving written notice of such increase to Borrower, but nothing contained in this Agreement, the Note or any other Loan Document shall be deemed to commit or require USB to grant any such increase.

     "Note" means a Promissory Note in the form of Exhibit A attached hereto and made a part hereof, duly executed and delivered by Borrower.

     "Obligated Person" means Borrower or Guarantor.

     "Obligations" means all liabilities and obligations from time to time owing by Borrower to USB under or pursuant to any of the Loan Documents. "Obligation" means any part of the Obligations.

     "Oil and Gas Interests" means any and all oil or gas leases, mineral interests, royalty interests, overriding royalty interests, properties, gathering systems and other real and personal property and interests now or hereafter owned by Borrower.

     "Payment Date" means the last day of each calendar month, commencing September 30, 2003, through the Maturity Date.

     "Permitted Indebtedness" means the indebtedness evidenced by the following: (a) Note dated July 30, 2001, from Borrower to Ford Motor Credit, in the amount of $28,316.64, (b) Note dated September 17, 2001, from Borrower to Thunder Basin Ford, Lincoln Mercury, LLC, in the amount of $27,731.00, (c) Note dated August 9, 2001, from Borrower to Ford Motor Credit, in the amount of $29,384.48, (d) Promissory Note dated March 27, 2003 from Borrower to Bank of Commerce, in the principal amount of $250,000, and (e) Note dated August 31, 2001, from Borrower to Toyota Financing U.S., in the principal amount of $38,010.92.

     "Person" means an individual, corporation, partnership, association, joint-stock company, trust or trustee thereof, estate or executor thereof, limited liability company, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

     "Petrobridge Credit Agreement" means the Credit Agreement dated as of July 2, 2003, among Borrower, as borrower, Highbridge/Zwirn Capital Management, LLC, as administrative agent, and the lenders named therein.

     "Petrobridge Indebtedness" means the indebtedness owed by Borrower under or in connection with the Petrobridge Credit Agreement.

     "Prime Rate" means the fluctuating interest rate per annum announced from time to time by USB as its prime rate (which may not be the lowest interest rate charged by USB), adjusted effective as of the effective date of any change in the prime rate so announced by USB.

     "Replacement Capital Expenditure Amount" means, for any Fiscal Quarter of
Borrower: (a)(1) the volume of crude oil produced and sold by Borrower during such Fiscal Quarter, expressed in barrels, times (2) $3.00 per barrel; plus
(b)(1) the volume of natural gas produced and sold by Borrower during such Fiscal Quarter, expressed in mcf, times (2) $0.75 per mcf.

     "Security Documents" means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any or all of the Obligated Persons or any other person to USB in connection with this Agreement or any transaction contemplated hereby to secure or guaranty the payment of any part of the Obligations or the performance of any other duties and obligations of any or all of the Obligated Persons under the Loan Documents, whenever made or delivered.

     "Strickstein Indebtedness" means indebtedness in the maximum principal amount of $3,000,000 presently owed by Guarantor to Irving Strickstein and/or Nolet Associates.

     "Subordinated Debt" means any indebtedness or other obligations of Borrower, to the extent that the rights of the holders thereof to enforce the indebtedness and other obligations of Borrower thereunder have been subordinated to the rights of USB hereunder or in connection herewith by subordination agreements executed by the holders of the Subordinated Debt and satisfactory in form and substance to USB.

     "Taxes" has the meaning given such term in Section 3.7 below.

     "Termination Event" means: (a) the occurrence with respect to any ERISA Plan of a reportable event (as described in Section 4043 of ERISA or the regulations promulgated thereunder); or (b) the withdrawal of any Obligated Person or of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation; (e) the receipt by any Obligated Person or any ERISA Affiliate of a notice of withdrawal liability pursuant to
Section 4202 of ERISA; or (f) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

     "Working Capital" means: (a) the aggregate current assets of Borrower (including the excess, if any, of the Commitment Amount over: (1) the aggregate amount of all Advances outstanding hereunder, plus (2) the face amounts of all Letters of Credit outstanding hereunder, excluding assets resulting from any mark-to-market of unliquidated commodity hedge contracts), minus (b) the aggregate current liabilities of Borrower (excluding current maturities of the Loan and liabilities resulting from any mark-to-market of unliquidated commodity hedge contracts), all determined in accordance with GAAP.

     Section 1.2 Incorporation of Exhibits. All Exhibits attached to this Agreement are a part hereof for all purposes.

     Section 1.3 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions and modifications of such agreement, instrument or document; provided that nothing contained in this
Section 1.3 shall be construed to authorize any such renewal, extension or modification.

     Section 1.4 References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" has the inclusive meaning frequently identified by the phrase "and/or". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     Section 1.5 Calculations and Determinations. All interest and fees accruing under the Loan Documents shall be calculated on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. Unless otherwise expressly provided herein or unless USB otherwise consents, all financial statements and reports furnished to USB hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

                                  ARTICLE II
                                   The Loan

     Section 2.1     The Loan.

          (a) Subject to the other terms and conditions of this Agreement, USB agrees to: (1) make Advances to Borrower from time to time requested upon written notice to USB from Borrower no later than noon, Denver time, at least one Business Day prior to any Advance, and (2) issue Letters of Credit from time to time requested upon written notice to USB from Borrower no later than five Business Days prior to the date of issuance of such Letter of Credit.

          (b) Each request by Borrower for an Advance shall be in the form of Exhibit B attached hereto and made a part hereof. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be in the form of Exhibit C attached hereto and made a part hereof, and shall be accompanied by an application for issuance or amendment of a letter of credit on USB's then-standard form, duly executed by Borrower.

          (c) USB shall not have any obligation to: (1) make an Advance on or after the Maturity Date, (2) issue or renew a Letter of Credit which does not expire prior to five Business Days before the Maturity Date, (3) make an Advance in an amount less than $10,000, or (4) make an Advance or issue a Letter of Credit if, after such Advance is made or such Letter of Credit is issued, the aggregate amount of all Advances outstanding hereunder plus the face amounts of all Letters of Credit outstanding hereunder would exceed the Commitment Amount.

          (d) Each payment by USB under a Letter of Credit shall be deemed to be an Advance, bearing interest from the date of such payment. Each payment by USB under a Letter of Credit shall be a demand obligation owing by Borrower to USB, bearing interest from the date of such payment at the rate described in Section 2.2(b)(2) below. Each payment by USB under any Letter of Credit shall be entitled to all benefits of the Security Documents and shall be subject to all terms of this Agreement and any and all other applicable Loan Documents.

          (e) Within the limitation of the Commitment Amount and subject to the other terms and provisions hereof, Borrower may borrow, repay and reborrow hereunder. The Advances, Letters of Credit and demand obligations described above shall be herein collectively referred to as the "Loan". Borrower hereby expressly requests and irrevocably authorizes USB to make the Loan.

     Section 2.2     The Note; Interest.

          (a) Borrower's obligation to repay the Loan, with interest thereon, shall be evidenced by the Note. In the event any provision contained in the Note conflicts with a provision contained in this Agreement, the provisions of this Agreement shall control.

          (b) (1) Except as otherwise provided in (2) below, interest on the Loan shall accrue at a fluctuating annual rate equal to the Prime Rate plus one percentage point per annum. (2) From and after the occurrence, and during the continuance, of any Event of Default hereunder (including without limitation any failure by Borrower to pay the entire outstanding principal balance of the Loan, together with all accrued interest, fees and other amounts payable in connection therewith, on or before the Maturity Date), interest on the Loan shall accrue, from the date of occurrence of the Event of Default until the date the Event of Default is cured, at a fluctuating annual rate equal to the Prime Rate plus five percentage points per annum.

          (c) Interest accrued on the Loan shall be due and payable on each Payment Date. All accrued and unpaid interest shall be due and payable not later than the Maturity Date.

     Section 2.3     Mandatory Principal Payments.

          (a) If for any reason the aggregate outstanding principal balance of all Advances plus the aggregate face amount of all outstanding Letters of Credit shall exceed the Commitment Amount, Borrower shall, after written notice thereof from USB: (1) pay the excess to USB in a lump sum within 10 days after such notice; or (2) commence, as of the last day of the calendar month in which such notice is given (and thereafter continue), an amortization schedule under which Borrower repays the Loan in an amount at least equal to the excess in six equal monthly principal installments on the last day of each calendar month, which amounts shall be in addition to the monthly interest payments and any other principal payments otherwise due, such that the entire excess is paid within six months; or (3) within 10 days after such notice, execute and deliver to USB additional mortgages, supplements to mortgages or other instruments in form and substance reasonably satisfactory to USB, by which Borrower mortgages, pledges or hypothecates to USB, or creates a security interest in for the benefit of USB, sufficient additional Oil and Gas Interests to induce USB to make a redetermination of the Borrowing Base such that the Commitment Amount is increased to an amount no less than the aggregate outstanding principal balance of all Advances plus the sum of the face amounts of all outstanding Letters of Credit.

          (b) Any and all payments made by USB under any Letter of Credit shall be repaid by Borrower to USB immediately after USB demands payment thereof.

          (c) The outstanding principal balance of all Advances, together with all unpaid fees and expenses, shall be due and payable not later than the Maturity Date.

     Section 2.4 Voluntary Prepayments. Borrower shall have the right to prepay any or all Advances at any time, in whole or in part, without penalty or premium.

     Section 2.5 Termination of Agreement. Borrower shall have the right at any time and from time to time, upon not less than three Business Days' prior written notice to USB, to terminate this Agreement. Upon any termination of this Agreement, Borrower shall, at the time of such termination, prepay the Note in full and cause any and all outstanding Letters of Credit to be terminated and USB released from any liability thereunder.
Any such prepayment shall be without penalty or premium.

     Section 2.6 Payments to USB. Borrower will pay to USB each payment which Borrower owes under the Loan Documents not later than 12:00 noon, Denver time, on the due date, in lawful money of the United States of America and in immediately available funds. Any payment received after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be due and payable thereon for the period of such extension. Each payment under a Loan Document shall be due and payable at the place provided therein or, if no specific place of payment is provided, shall be due and payable at the place of payment of the Note.

     Section 2.7 Use of Proceeds. In no event shall the Loan proceeds be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants to USB that Borrower is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock. Borrower will use the Loan and the Loan proceeds solely to repay, on behalf of Guarantor, the outstanding balance of the Petrobridge Indebtedness, to repay, on behalf of Guarantor, the outstanding balance of the Kansas City Indebtedness, to fund capital expenditures relating to the acquisition, exploration or development of oil and gas properties, to fund Borrower's general working capital needs and for the issuance of Letters of Credit in connection with Borrower's business.

     Section 2.8 Borrowing Base Procedures. The Borrowing Base will be redetermined by USB as of the first day of each Borrowing Base Period (and not more than one additional time per calendar year as requested by Borrower and not more than one additional time per calendar year as requested by USB), based upon the engineering reports and other information submitted by Borrower pursuant to Section 6.1(b) below and upon such other information and data as USB reasonably deems relevant. USB shall advise Borrower of each redetermination of the Borrowing Base by providing to Borrower a Borrowing Base Notice as of the date of effectiveness of the redetermined Borrowing Base; provided that if, due to any failure by Borrower to submit in a timely manner any engineering report or other information required to be submitted by Borrower hereunder or, if requested in writing by USB, any additional information or data needed in connection with a redetermination of the Borrowing Base or due to any other reason beyond the control of USB, USB does not provide a Borrowing Base Notice at the time described above, then, unless USB gives notice to the contrary to Borrower, the Borrowing Base from the previous period shall be carried over into the new period until a Borrowing Base Notice has been sent to Borrower by USB. Borrower shall have the right from time to time, by giving at least three Business Days' prior notice to USB, to elect to reduce the Borrowing Base by any integral multiple of $100,000; provided that no such reduction shall reduce the Borrowing Base to an amount less than $2,000,000; provided further that, as to any time period for which Borrower has so elected to reduce the Borrowing Base, the reduced Borrowing Base shall remain in effect until the next redetermination of the Borrowing Base hereunder (or, if sooner, the next election by Borrower to reduce the Borrowing Base pursuant to this Section).

                                  ARTICLE III
                                Security; Fees

     Section 3.1 The Security. The Obligations will be secured by the Security Documents executed and delivered contemporaneously herewith and any additional Security Documents hereafter delivered by any Obligated Person and accepted by USB.

     Section 3.2 Perfection and Protection of Security Interests and Liens. Borrower will from time to time deliver to USB any amendments, financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower in form and substance reasonably satisfactory to USB, which USB may request for the purpose of perfecting, confirming or protecting USB's Liens and other rights in the Collateral.

     Section 3.3 Bank Accounts and Offset. Borrower will establish, within 90 days of the date of this Agreement, and will thereafter maintain, until this Agreement has been terminated and any and all amounts payable by Borrower hereunder have been repaid in full, at USB, Borrower's primary depositary account, into which account Borrower will deposit or cause to be deposited any and all proceeds of production received by Borrower from the Collateral. To secure the repayment of the Obligations, Borrower hereby grants to USB a security interest, a lien, and a right of offset, each of which shall be upon and against: (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to USB from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with USB, and (c) any other credits and claims of Borrower at any time existing against USB, including without limitation claims under certificates of deposit. Upon the occurrence of any Event of Default, USB is hereby authorized to foreclose upon, offset, appropriate and apply, at any time and from time to time, without notice to Borrower, any and all items hereinabove referred to against the Obligations (whether or not such Obligations are then due and payable).

     Section 3.4     Fees.

          (a) Borrower shall pay to USB, for the time period commencing on the date hereof through the Maturity Date, within 30 days after the end of each calendar quarter prior to the Maturity Date, commencing with the calendar quarter ending September 30, 2003, and on the Maturity Date, for the time period from the end of the last such calendar quarter through the Maturity Date, a commitment fee in an amount equal to one-half of one percent per annum, times the excess, if any, of: (1) the Commitment Amount, over (2) the sum of the aggregate outstanding principal balance of all Advances plus the face amounts of all outstanding Letters of Credit, computed on a daily basis for such calendar quarter or other time period.

          (b) Borrower shall pay to USB with respect to each Letter of Credit a fee in an amount equal to the greater of: (1) $500.00, or (2) one and one-half percent per annum times the face amount of such Letter of Credit, which fee shall be due and payable at the time of issuance (and again at the time of any renewal) of such Letter of Credit.

          (c) Borrower shall pay to USB, at the time of the execution and delivery of this Agreement, a facility fee in the amount of $110,000.

          (d) Borrower shall pay to USB, within 30 days after the effective date of each of the Borrowing Base redeterminations scheduled for July 1, 2004 and July 1, 2005, a loan fee in the amount of: (1) one-half of one percent, times (2) the Commitment Amount in effect immediately after each of the above-described redeterminations.

          (e) Contemporaneously with any and all increases in the Maximum Loan Amount hereafter requested by Borrower and agreed to by USB, Borrower shall pay to USB a facility fee in an amount equal to two percent times the amount by which the Maximum Loan Amount is being increased in excess of the greater of: (1) $5,500,000 or (2) the highest Maximum Loan Amount as to which the fee pursuant to this Section 3.4(e) has previously been paid.

     Section 3.5 Obligations Absolute. The obligation of Borrower to repay any amount drawn on USB pursuant to the terms of a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

          (a) The existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary may be acting) or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transactions;

          (b) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

          (c) Payment by USB under any Letter of Credit against presentation of a draft or certificate which does not comply in all material respects with the terms of such Letter of Credit.

Payment by Borrower of a reimbursement obligation in connection with a Letter of Credit issued pursuant to this Agreement shall not be deemed a waiver of any rights of Borrower against USB under Section 3.7(d) below.

     Section 3.6 Indemnification. Borrower hereby indemnifies and agrees to hold harmless USB from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which USB may incur (or which may be claimed against USB by any Person) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit; provided, however, that Borrower shall not be required to indemnify USB for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of USB in connection with paying a draft presented under a Letter of Credit or by the breach of USB's obligations under any Loan Document if such breach arises by reason of the willful misconduct or gross negligence of USB. Nothing in this Section 3.6 is intended to limit the obligation of Borrower to repay any amount drawn on USB pursuant to the terms of a Letter of Credit.
                                      11

     Section 3.7 Liability of USB. Borrower assumes all risks of the acts or omissions of any beneficiary or permitted transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither USB nor any of its employees, officers or directors shall be liable or responsible for:

          (a) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee thereof in connection therewith;

          (b) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

          (c) Payment by USB against presentation of documents which do not comply with the terms of the applicable Letter of Credit, including failure of any documents to bear any reference or adequate reference to the applicable Letter of Credit; or

          (d) Any other circumstance whatsoever in making or failing to make payment under the Letter of Credit, except only that Borrower shall have a claim against USB, and USB shall be liable to Borrower, to the extent, but only to the extent, of any direct (as opposed to consequential) damages suffered by Borrower which were caused by:

               (1) USB's willful misconduct, bad faith or gross negligence in connection with the Letter of Credit;

               (2) USB's bad-faith or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit; or

               (3) USB's breach of its obligations under any Loan Document if such breach arises from the willful misconduct or gross negligence of USB.

                                  ARTICLE IV
                         Conditions Precedent to Loan

     Section 4.1 Conditions Precedent to Initial Advance. USB shall have no obligation to make the Initial Advance or to issue any Letter of Credit unless USB shall have received all of the following at its office in Denver, Colorado, duly executed and delivered and in form, substance and date satisfactory to USB:

          (a)     The Note.

          (b) An "Omnibus Certificate" of an officer of Borrower, which shall contain the names and signatures of the officers of Borrower authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of the articles of incorporation of Borrower and all amendments thereto, (2) a copy of the bylaws of Borrower and all amendments thereto, and (3) a copy of the resolutions of the Board of Directors of Borrower, authorizing this Agreement and the transactions contemplated hereby.

          (c) A "Compliance Certificate" of an officer of Borrower in which such person certifies to the satisfaction of the conditions set out in subsections (a), (b), and (c) of Section 4.2 below.

          (d)     The Security Documents.

          (e) Subordination Agreements from Guarantor and from the holders of the Strickstein Indebtedness subordinating all obligations now or hereafter owed by Borrower to Guarantor or to the holders of the Strickstein Indebtedness to the Obligations.

          (f) Recordable releases of the Liens securing the Petrobridge Indebtedness (or payoff letters obligating the holders of the relevant Liens to deliver recordable releases of such Liens upon payment of amounts to be advanced as part of the Initial Advance).

          (g) Such opinions concerning the due execution, delivery, authorization, enforceability and other matters concerning the Loan Documents as may be satisfactory to USB.

          (h) Such title opinions, supplemental title opinions, UCC searches and other title information concerning Borrower's title to the Borrowing Base Properties or any portions thereof as may be satisfactory to USB.

          (i) Such reports, certifications and other information as may be satisfactory to USB concerning the condition of the Borrowing Base Properties and the compliance or non-compliance with all applicable environmental laws, regulations and standards by the owners and operators thereof.

          (j)     Any and all other Loan Documents.

          (k)     The fee payable pursuant to Section 3.4(c) above.

     Section 4.2 Additional Conditions Precedent. USB shall have no obligation to make the Initial Advance or any subsequent Advance or to issue any Letter of Credit unless the following conditions precedent have been satisfied:

          (a) All representations and warranties made by any Obligated Person in any Loan Document shall be true in all material respects on and as of the date of the Advance or the date of issuance of the Letter of Credit as if such representations and warranties had been made as of the date hereof.

          (b) No Default shall exist as of the date of the Advance or the date of issuance of the Letter of Credit.

          (c) Each Obligated Person shall have performed and complied in all material respects with all agreements and conditions herein required to be performed or complied with by it on or prior to the date of the Advance or the date of issuance of the Letter of Credit.

          (d) The making of the Advance or the issuance of the Letter of Credit shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority and shall not subject USB to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

                                  ARTICLE V
                       Representations and Warranties

     Section 5.1 Borrower's Representations and Warranties. To induce USB to enter into this Agreement and to make the Loan, Borrower represents and warrants to USB (which representations and warranties shall survive the delivery of the Note and shall be deemed to be continuing representations and warranties until repayment in full of the Note) that:

          (a) No Default. Borrower is not in default in any material respect in the performance of any of the covenants and agreements contained herein. No event has occurred and is continuing which constitutes a Default.

          (b) Organization and Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Borrower is duly qualified, in good standing and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, unless the failure so to qualify would not reasonably be expected to have a material adverse effect on Borrower.

          (c) Authorization. Borrower has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

          (d) No Conflicts or Consents. The execution and delivery by the various Obligated Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not: (1) conflict with any provision of: (A) any domestic or foreign law, statute, rule or regulation, (B) the governing documents of Borrower, or (C) any agreement, judgment, license, order or permit applicable to or binding upon any Obligated Person, unless such conflict would not reasonably be expected to have a material adverse effect on Borrower, (2) result in the acceleration of any indebtedness owed by any Obligated Person, or (3) result in or require the creation of any Lien upon any assets or properties of any Obligated Person except as expressly contemplated by the Loan Documents. Except as expressly contemplated by the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Obligated Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

          (e) Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal and binding obligations of each Obligated Person which is a party hereto or thereto, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and as limited by general equitable principles.

          (f) Initial Financial Statements. Except for the Liabilities incurred pursuant to the Petrobridge Credit Agreement, the Initial Financial

Statements fairly present in all material respects Borrower's and Guarantor's respective financial positions at the dates thereof. Since the dates of the Initial Financial Statements, no material adverse change has occurred in Borrower's or Guarantor's financial condition or business. The Initial Financial Statements of Borrower and Guarantor were prepared in accordance with GAAP.

          (g) Other Obligations. Except for the Liabilities incurred pursuant to the Petrobridge Credit Agreement, Borrower has no material outstanding Liabilities of any kind (including contingent obligations, tax assessments and unusual forward or long-term commitments) which are not shown in the Initial Financial Statements.

          (h) Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by Borrower to USB in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Borrower necessary to make the statements contained herein or therein not misleading in any material respect as of the date made or deemed made. At the date of this Agreement, Borrower is not aware of any material fact that has not been disclosed to USB in writing which could materially and adversely affect Borrower's properties, businesses or condition (financial or otherwise). The copies of the Initial Engineering Reports heretofore furnished by Borrower to USB are true and correct copies of such reports. To Borrower's knowledge, the Initial Engineering Reports, as of their dates, were based upon complete and accurate factual information in all material respects, it being understood that the Initial Engineering Reports are necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

          (i) Litigation. Except as disclosed in the Initial Financial Statements or as otherwise disclosed in writing by Borrower to USB prior to the date hereof: (1) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Borrower threatened, against any Obligated Person before any federal, state, municipal or other court, department, commission, body, board, bureau, agency or instrumentality, domestic or foreign, which do or may materially and adversely affect any Obligated Person, any Affiliate of any Obligated Person, any Obligated Person's ownership or use of any of its assets or properties, its business or financial condition, or the right or ability of any Obligated Person to enter into the Loan Documents or perform its obligations thereunder and (2) there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against any Obligated Person which have or would reasonably be expected to have any such effect.

          (j) Title to Properties. Subject to typical oil-industry operating agreements and product-purchase contracts and except as heretofore disclosed by Borrower to USB in writing: (1) Borrower has good and defensible title to the Borrowing Base Properties, free and clear of all liens, encumbrances and defects of title, except for covenants, restrictions, rights, easements, liens, encumbrances and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment of such Borrowing Base Properties in the normal course of business as presently conducted or materially impair the value thereof for such business, (2) Borrower enjoys peaceful and undisturbed possession under all material leases under which Borrower operates with respect to the Borrowing Base Properties, and (3) all such leases are valid and subsisting, with no material default existing thereunder.

          (k) Place of Business. The chief executive office and principal place of business of Borrower are located at the address of Borrower set out in Section 8.3 below.

          (l) Taxes. All tax returns required to be filed by Borrower in any jurisdiction prior to the date hereof have been filed; all taxes, assessments, fees and other governmental charges upon Borrower or upon any of Borrower's properties, income or franchises, which are due and payable have been paid, or adequate reserves have been provided for payment thereof.

          (m) Use of Proceeds. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan will be used to purchase or carry any such margin stock or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock. Neither Borrower nor any Person acting on Borrower's behalf has taken or will take any action which might cause this Agreement or the Note or the application of the proceeds of the Loan to violate either of said Regulations U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect. Borrower will use the Loan and the Loan proceeds solely to repay, on behalf of Guarantor, the outstanding balance of the Petrobridge Indebtedness, to repay, on behalf of Guarantor, the outstanding balance of the Kansas City Indebtedness, to fund capital expenditures relating to the acquisition, exploration or development of oil and gas properties, to fund Borrower's general working capital needs and for the issuance of Letters of Credit in connection with Borrower's business.

          (n) Investment Company Act Not Applicable. Borrower is not an "investment company" or a person "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (o) Public Utility Holding Company Act Not Applicable. Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

          (p) ERISA Liabilities. All currently existing ERISA Plans have been disclosed in writing by Borrower to USB. Except as disclosed in the Initial Financial Statements, no Termination Event has occurred with respect to any ERISA Plan, and the Obligated Persons and all ERISA Plans are in compliance with ERISA in all material respects. No act, omission or transaction has occurred which could result in the imposition on any Obligated Person or any ERISA Affiliate (whether directly or indirectly) of a civil penalty assessed pursuant to any of subsections (c), (i) or (l) of Section 502 of ERISA, a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or a breach of fiduciary duty liability damages under Section 409 of ERISA. No ERISA Plan (other than a defined contribution plan) or any trust created under any ERISA Plan has been terminated since September 2, 1974. No liability to the Pension Benefit Guaranty Corporation (other than for the payment of current premiums that are not past due) by any Obligated Person or any ERISA Affiliate has been or is expected by any Obligated Person or any ERISA Affiliate to be incurred with respect to any ERISA Plan. No Obligated Person is required to contribute to, or has any other absolute or contingent liability in respect of, any multiemployer plan (as defined in Section 4001 of ERISA). Except as set forth in the Initial Financial Statements: (1) the

Obligated Persons and the ERISA Affiliates have made full payment of any and all amounts required to be paid under the terms of each ERISA Plan or applicable law, and no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (2) the actuarial present value of each ERISA Plan's benefit liabilities (as defined in Section 4041 of ERISA) does not exceed the current value of such ERISA Plan's assets (computed on a plan termination basis in accordance with Title IV of ERISA) available for the payment of such benefits. Neither any Obligated Person nor any ERISA Affiliate sponsors, maintains or contributes to an employee welfare benefit plan (as defined in Section 3(l) of ERISA), including without limitation any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such Obligated Person or ERISA Affiliate in its sole discretion at any time without material liability. Neither any Obligated Person nor any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code because of an amendment to an ERISA Plan that results in an increase in current liability for such ERISA Plan.

     Section 5.2 Representations by USB. USB hereby represents that it will acquire the Note for its own account in the ordinary course of its commercial banking business; however, the disposition of USB's property shall at all times be and remain within its control and this section does not prohibit USB's sale of the Note or of any participation in the Note to any bank, financial institution, investor or other purchaser.

                                  ARTICLE VI
                              Covenants of Borrower

     Section 6.1 Affirmative Covenants. Borrower warrants, covenants and agrees that, until the full and final payment of the Obligations and the termination of this Agreement, unless USB has previously agreed otherwise in writing:

          (a) Payment and Performance. Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof and will in all material respects observe, perform and comply with every term, covenant and condition, express or implied, in the Loan Documents.

          (b) Books, Financial Statements and Records. Borrower will at all times maintain full and accurate books of account and records. Borrower will maintain a standard system of accounting in accordance with GAAP and will furnish the following statements and reports to USB at Borrower's expense:

               (1) As soon as available, and in any event within 120 days after the end of each Fiscal Year of Guarantor and Borrower, the audited Consolidated and the unaudited consolidating financial statements of Guarantor and the unaudited financial statements of Borrower, containing at least a statement of income, shareholders' equity and cash flow for each of Guarantor and Borrower for such Fiscal Year and a balance sheet for each of Guarantor and Borrower as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the preceding Fiscal Year, in reasonable detail in accordance with GAAP, accompanied, in the case of Guarantor, by the related opinion of a firm of independent certified public accountants chosen by Guarantor and reasonably acceptable to USB, which opinion shall be unqualified and shall state that said financial statements have been prepared in accordance with GAAP and fairly present the financial positions and the results of operations for Guarantor as of the end of and for such Fiscal Year;

               (2) As soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Guarantor and Borrower, the unaudited Consolidated and consolidating financial statements of Guarantor and the unaudited financial statements of Borrower for such Fiscal Quarter and for the then-current Fiscal Year, containing at least a statement of income, shareholders' equity and cash flow for each of Guarantor and Borrower for such Fiscal Quarter and for the Fiscal Year to date and a balance sheet for each of Guarantor and Borrower as at the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the same Fiscal Quarter of the preceding Fiscal Year and for the preceding Fiscal Year to date, prepared in reasonable detail in accordance with GAAP;

               (3) At the time of submission of the financial statements described in (1) and (2) above, a report signed by the president or the chief financial officer of Guarantor and by the president or the chief financial officer of Borrower: (A) attesting to the authenticity of such financial statements, (B) stating that he has read this Agreement and the Security Documents, and (C) stating whether, after reviewing the financial statements described above, he has concluded that there did or did not exist any condition or event as of the date of such financial statements or at the time of his report which constituted a Default, and, if he did conclude that any such condition or event existed, specifying the nature and period of existence of any such condition or event, and (D) showing the calculation of, and Borrower's compliance or non-compliance with, all of the financial covenants contained herein;

               (4) By: (A) April 30 of each year, an engineering report and economic evaluation prepared by one or more independent petroleum engineers chosen by Borrower and reasonably acceptable to USB, covering all oil and/or gas properties and interests included or proposed to be included in the Borrowing Base Properties; and (B) October 31 of each year, commencing October 31, 2004, an engineering report and economic evaluation prepared by Borrower, covering all oil and/or gas properties and interests included or proposed to be included in the Borrowing Base Properties. These engineering reports shall be in form and substance reasonably satisfactory to USB and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Reports;

               (5) At the time of submission of each of the engineering reports described in Section 6.1(b)(4)(A) or (B) above, a report setting forth, for each of the preceding six calendar months, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for such calendar month from the Borrowing Base Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for such calendar month; and

               (6) Promptly upon their becoming available, copies of all reports, notices and proxy statements sent by Guarantor to its shareholders and all final registration statements, periodic reports and other statements and schedules filed by Guarantor with any securities exchange, the Securities and Exchange Commission or any similar governmental authority.

               (c) Other Information and Inspections. Each Obligated Person will furnish to USB any information which USB may from time to time request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with the Obligated Persons' businesses and operations. Each Obligated Person will permit representatives appointed by USB, including independent accountants, agents, attorneys, appraisers and any other persons, to visit and inspect, upon reasonable prior notice, at their sole risk, any of such Obligated Person's property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Obligated Person shall permit USB or its representatives to investigate and verify the accuracy of the information furnished to USB in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

               (d) Notice of Material Events. Borrower will promptly notify USB: (1) of any material adverse change in the financial condition of any Obligated Person, (2) of the occurrence of any Default,
     (3) of the acceleration of the maturity of any Liability owed by any Obligated Person or of any default by any Obligated Person under any indenture, mortgage, material agreement, material contract or other material instrument to which any of them is a party or by which any of them or any of their properties is bound, if such default could reasonably be expected to have a material adverse effect upon such Obligated Person or such properties, (4) of the receipt of any uninsured written claim of $100,000 or more arising from any alleged breach of contract or tortious action or inaction by any Obligated Person, (5) of the filing of any suit or proceeding against any Obligated Person (or the occurrence of any material development in any such suit or proceeding) in which an adverse decision could have a material adverse effect upon any Obligated Person's financial condition, business or operations (or would reasonably be expected to result in a judgment not covered by insurance of $100,000 or more against any Obligated Person),
     (6) of the merger or consolidation of Borrower with any other business entity or the formation, acquisition or funding of any new subsidiary of Borrower, (7) of the occurrence of any Termination Event or any material adverse development with respect to any ERISA Plan, and (8) of the sale, transfer, lease, exchange or disposal by Borrower of any of the Collateral or any of the Borrowing Base Properties, except sales of already-severed hydrocarbons and other products in the ordinary course of Borrower's business and sales of obsolete or damaged items. Upon the occurrence of any of the foregoing, the Obligated Persons will take all necessary or appropriate steps to remedy promptly any such material adverse change, Default, or default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Borrower will also notify USB in writing at least twenty Business Days prior to the date that Borrower changes its name, the state under the laws of which it is organized, the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting USB and its counsel to prepare the same.

          (e) Maintenance of Existence and Qualifications. Borrower will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable law, except where the failure so to qualify would not reasonably be expected to have any material adverse effect on Borrower.

          (f) Maintenance of Properties. Borrower will in all material respects maintain, preserve, protect and keep the Collateral and the Borrowing Base Properties in accordance with the standards of a reasonable and prudent operator or non-operating working interest owner.

          (g) Payment of Trade Debt, Taxes, etc. Each Obligated Person will: (1) timely file all required tax returns; (2) timely pay all material taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (3) pay all Liabilities not subject to any contingency and owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; and (4) maintain appropriate accruals and reserves for all of the foregoing Liabilities in accordance with its present system of accounting. Each Obligated Person will pay and discharge in all material respects, when due, all other Liabilities not subject to any contingency, taxes or assessments now or hereafter owed by it. Each Obligated Person may, however, delay paying or discharging any such Liability so long as it is in good faith contesting the validity thereof by appropriate action and, if required under GAAP, has set aside on its books adequate reserves therefor.

          (h) Insurance. Borrower will maintain with financially sound and reputable insurance companies, insurance with respect to its business, operations and properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

          (i) Payment of Expenses. Borrower will promptly (and in any event within 30 days after any invoice or other statement or notice) pay all reasonable costs and expenses incurred by or on behalf of USB (including attorneys' fees) in connection with: (1) the preparation, execution and delivery of this Agreement and the other Loan Documents (including without limitation any and all future amendments or supplements thereto or restatements thereof), and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Security Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the examination of Borrower's title to the Collateral, and (4) the enforcement, after the occurrence of a Default or an Event of Default, of the Loan Documents.

          (j) Performance on Borrower's Behalf. If any Obligated Person fails to pay any taxes, insurance premiums or other amounts it is required to pay under any Loan Document, USB may pay the same. Borrower shall immediately reimburse USB for any such payments and each amount paid shall constitute a part of the Obligations, shall be secured by the Security Documents and shall bear interest at the rate described in Section 2.2(b)(2) above from the date such amount is paid by USB until the date such amount is repaid to USB.

          (k) Compliance with Agreements and Law. Borrower will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound in such a way that they result in no material adverse effect upon any of the Borrowing Base Properties or Borrower's ability to perform its obligations under this Agreement. Borrower will in all material respects conduct its business and affairs in compliance with all laws, regulations, and orders applicable thereto (including those relating to pollution and other environmental matters).

          (l) Certifications of Compliance. Each Obligated Person will furnish to USB at such Obligated Person's or Borrower's expense all certifications which USB from time to time reasonably requests, as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Obligated Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

          (m) Additional Security Documents. Promptly after a request therefor by USB at any time and from time to time, Borrower will execute and deliver to USB such additional Security Documents and/or amendments to existing Security Documents as USB may deem necessary or appropriate in order to grant to USB a perfected lien on and security interest in any or all Borrowing Base Properties owned by Borrower.

          (n) Subsidiaries. If Borrower hereafter forms, acquires or funds any subsidiary, Borrower shall promptly cause such subsidiary to become an Obligated Person by executing and delivering to USB such Loan Documents as may be required by USB, in form and substance reasonably satisfactory to USB.

          (o) ERISA Compliance. Each Obligated Person will: (1) make prompt payment of all contributions required under its ERISA Plans and required to meet the minimum funding standard set forth in ERISA with respect to its ERISA Plans, (2) if so requested by USB, within 30 days after the filing thereof, furnish to USB each annual report/return, as well as all schedules and attachments required to be filed with the Department of Labor or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its ERISA Plans for each ERISA Plan year, and (3) notify USB immediately of any fact, including, but not limited to, any reportable event (as described in Section 4043 of ERISA or the regulations promulgated thereunder) arising in connection with any of its ERISA Plans, which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such ERISA Plans, together with a statement, if requested by USB, as to the reason therefor and the action, if any, proposed to be taken with respect thereto.

     Section 6.2 Negative Covenants. Borrower warrants, covenants and agrees that, until the full and final payment of the Obligations and the termination of this Agreement, unless USB has previously agreed otherwise in writing:

          (a) Financial Covenants. (1) Borrower will not permit the Working Capital of Borrower to be less than $300,000 at any time on or after the date hereof. (2) Borrower will not permit the Cash Flow Leverage Ratio of Borrower to be greater than 3.5:1.0 at any time on or after the date hereof.
(3) Borrower will not permit the Interest Coverage Ratio of Borrower to be less than 5.5:1.0 at any time on or after the date hereof.

          (b) Limitation on Liens. Borrower will not create, assume or permit to exist any mortgage, deed of trust, pledge, encumbrance, lien or charge of any kind (including any security interest in or vendor's lien on property purchased under conditional sales or other title retention agreements and including any lease intended as security or in the nature of a title retention agreement) upon any of Borrower's properties or assets, whether now owned or hereafter acquired except:

               (1)     Liens at any time existing in favor of USB;

               (2) Liens not created by, through or under Borrower and constituting minor irregularities in title which do not materially interfere with the occupation, use and enjoyment of the burdened properties or assets in the normal course of business as presently conducted or materially impair the value thereof for such business including, but not limited to, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of Borrower for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment;

               (3) statutory Liens for taxes, mechanics', materialmen's and operators' Liens arising by operation of law and other similar Liens incurred in the ordinary course of business; provided that such Liens shall secure only Liabilities which are not delinquent or which are being contested as provided in Section 6.1(g) above;

               (4) purchase-money security interests granted by Borrower on office equipment, vehicles and other personal property acquired by Borrower in the ordinary course of business and capital leases entered into by Borrower in the ordinary course of business; provided that the aggregate amount secured by all such security interests outstanding at any one time plus the aggregate amount of rents for which Borrower is liable under all such capital leases shall not exceed $300,000 at any time;

               (5) contractual Liens which arise in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Interests under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, or other agreements that are usual and customary in the oil and gas business and are for claims that are not delinquent or are being contested as provided in Section 6.1(g) above:

               (6) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade cojntracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

               (7) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted, so long as enforcement thereof is stayed; and

               (8) Liens created pursuant to the following documents from Borrower in favor of Irving Strickstein and Nolet Associates, each of which secures the Stickstein Indebtedness: (A) that certain Mortgage, Security Agreement, Assignment of Production and Financing Statement dated July 2, 2003, recorded in Moffat County, Colorado; (b) that certain Mortgage, Security Agreement, Assignment of Production and Financing Statement dated July 2, 2003, recorded in Routt County, Colorado; (c) that certain Mortgage, Security Agreement, Assignment of Production and Financing Statement dated July 2, 2003, recorded in Carbon County, Wyoming; (d) that certain Mortgage, Security Agreement, Assignment of Production and Financing Statement dated July 2, 2003, recorded in Sweetwater County, Wyoming; and (e) that certain Subordinated Mortgage, Security Agreement, Assignment of Production and Financing Statement dated July 2, 2003, recorded in Sublette County, Wyoming.

          (c) Additional Indebtedness. Borrower will not create, incur, assume or permit to exist Liabilities of Borrower, except: (1) the Loan, (2) trade debt owed to suppliers, pumpers, mechanics, materialmen and others furnishing goods or services to Borrower in the ordinary course of Borrower's business, (3) Liabilities incurred in the ordinary course of Borrower's business in connection with commodity-price hedging transactions and gas-balancing contracts, (4) Subordinated Debt, (5) Liabilities of the types permitted to be secured by the security interests described in any of Sections 6.2(b)(3), 6.2(b)(4), 6.2(b)(5), 6.2(b)(6), 6.2(b)(7) or 6.2(b)(8) above, incuding without limitation, as to Section 6.2(b)(4) above, the Permitted Indebtedness; provided that the aggregate amount of Liabilities permitted to be secured by such security interests do not exceed the limits set forth in said Section, (6) Liabilities pursuant to the Duke Agreement, and (7) other unsecured indebtedness in an aggregate outstanding principal amount not in excess of $250,000 at any time.

          (d) Limitation on Sales of Property. Borrower will not sell, transfer, lease, exchange, alienate or dispose of any of the Collateral or any of the Borrowing Base Properties except as follows (and the following exceptions shall be subject to any limitations contained in the Security Documents):
               (1) equipment which is replaced by equipment of equal suitability and value, which is salvaged from wells which have been plugged and abandoned by or on behalf of Borrower or which is no longer necessary in connection with Borrower's business;

               (2) inventory (including oil and gas sold as produced) which is sold in the ordinary course of business; and

               (3) personal property located on oil and gas properties operated by third parties, the sale of which personal property cannot be prevented by Borrower.

          (e) Limitation on Credit Extensions. Borrower will not extend credit, make advances or make loans other than: (1) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer time periods than those extended by similar businesses operated in a normal and prudent manner, and (2) short-term advances to employees of Borrower for reasonable travel and similar business expenses.

          (f)     Fiscal Year.  Borrower will not change its fiscal year.

          (g) Amendment of Contracts. Borrower will not amend or permit any amendment to any contract which could reasonably be foreseen to release, qualify, limit, make contingent or otherwise detrimentally affect, in any material way, the rights and benefits of USB under or acquired pursuant to any of the Security Documents.

          (h) ERISA. Borrower will not: (1) engage in, or permit any other Obligated Person or ERISA Affiliate to engage in, any transaction in connection with which any Obligated Person or any ERISA Affiliate could be subjected to a civil penalty assessed pursuant to any of subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (2) terminate, or permit any other Obligated Person or ERISA Affiliate to terminate, any ERISA Plan in a manner, or take any other action with respect to any ERISA Plan, which could result in any liability of any Obligated Person or any ERISA Affiliate, (3) fail to make, or permit any other Obligated Person or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any ERISA Plan, agreement relating thereto or applicable law, any Obligated Person or ERISA Affiliate is required to pay as a contribution thereto, (4) permit to exist, or allow any other Obligated Person or ERISA Affiliate to permit to exist, any accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, (5) permit, or allow any other Obligated Person or ERISA Affiliate to permit, the actuarial present value of any ERISA Plan's benefit liabilities (as defined in Section 4041 of ERISA) to exceed the current value of such ERISA Plan's assets (computed on a plan termination basis in accordance with Title IV of ERISA) allocable to such benefit liabilities, (6) contribute to, or assume an obligation to contribute to, any multiemployer plan (as defined in Section 4001 of ERISA), (7) acquire, or permit any other Obligated Person or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate if such Person sponsors, maintains or contributes to, or, at any time in the six-year period preceding such acquisition, has sponsored, maintained or contributed to, any multiemployer plan (as defined in Section 4001 of ERISA) or any other plan that is subject to Title IV of ERISA under which the actuarial present value of such plan's benefit liabilities (as defined in Section 4041 of ERISA) exceeds the current value of such plan's assets (computed on a plan termination basis in accordance with Title IV of ERISA) allocable to such benefit liabilities, (8) incur, or permit any other Obligated Person or ERISA Affiliate to incur, any liability to or on account of an ERISA Plan under any of Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA, (9) contribute to, or assume an obligation to contribute to, or permit any other Obligated Person or ERISA Affiliate to contribute to, or assume an obligation to contribute to, any employee welfare benefit plan (as defined in Section 3(l) of ERISA), including without limitation any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such Obligated Person or ERISA Affiliate in its sole discretion at any time without material liability, or (10) amend, or permit any other Obligated Person or ERISA Affiliate to amend, any ERISA Plan resulting in an increase in current liability such that any Obligated Person or any ERISA Affiliate is required to provide security to such ERISA Plan under Section 401(a)(29) of the Code.

          (i) Limitation on Guaranties. Borrower will not assume, guaranty, endorse or be or become secondarily liable for any Liability which is the primary obligation of any other Person, except for: (1) endorsements of financial instruments in the ordinary course of business, and (2) Liabilities for obligations of joint venturers and co-owners arising in the ordinary course of Borrower's oil and gas business in connection with multi-party drilling contracts, operating agreements, product purchase contracts and other typical oil-industry contractual arrangements.

          (j) Distributions. Borrower will not make any Distributions, except as follows (and such exceptions shall not apply if, immediately before, immediately after or as of the end of the Fiscal Quarter in which any such Distribution occurs, Borrower would be in violation of any of the covenants contained in this Agreement or any of the other Loan Documents): (1) for any Fiscal Year of Borrower, at the times when taxes (or estimated taxes) are due and payable by Guarantor, as the shareholder of Borrower (up to and including April 15 of the succeeding calendar year), Borrower may make Distributions to Guarantor in an aggregate amount not greater than the product of: (A) the average corporate income tax rate payable by Guarantor on its ordinary taxable income under the tax laws of the United States for the relevant Fiscal Year, times (B) the taxable income of Borrower for such Fiscal Year, to the extent that such taxable income is required to be included in the taxable income of Guarantor (or, if such applicable tax rate or such taxable income is not known at such time, the then-current best estimates of such tax rate or taxable income; provided that when the actual tax rate and taxable income are determined for any Fiscal Year, an Event of Default shall be deemed to have occurred unless Guarantor repays to Borrower any excess distributions made by reason of their being based upon the estimated tax rate of Guarantor and the estimated taxable income of Borrower for such Fiscal Year), or (2) additional Distributions in the aggregate amount of up to $300,000 per Fiscal Year, to the extent that Guarantor is permitted to receive and retain such Distributions pursuant to the terms of the applicable subordination agreement between Guarantor and USB.

          (k) Business. No change shall occur in the nature of Borrower's business, which is the oil and gas exploration and production business.

          (l) Reorganizations; Combinations. Borrower will not change its name or the nature of its business, reorganize, liquidate, dissolve or enter into any merger.

          (m) Hedging Transactions. Borrower will not at any time enter into or be or become a party to any one or more hedging transactions with respect to its oil and gas production, except for hedging transactions covering time periods not more than three years into the future at any time and in amounts not in excess of 80 percent of the aggregate volumes of oil and gas expected to be produced from Borrower's proved, developed, producing reserves (timed in accordance with the expected production rates of such reserves), according to the then most recent engineering report submitted pursuant to Section 6.1(b) above.

                                  ARTICLE VII
                         Events of Default and Remedies

     Section 7.1 Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

          (a) Borrower fails to pay any Obligation when due and payable, including without limitation any Obligation due and payable pursuant to the terms of any of Sections 2.2, 2.3, 3.4, 3.5, 3.6 or 6.1(i) above, whether at a date for the payment of a fixed installment or contingent or other payment to USB or as a result of acceleration or otherwise; or

          (b) Any "default" or "event of default," after the expiration of any applicable grace period, occurs under any Loan Document which defines either term; or

          (c) Any Obligated Person fails to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document; provided that, except with respect to: (1) any such failure with respect to a covenant, agreement, condition or provision constituting an Event of Default under one or more of Sections 7.1(a), (b), (e), (g), (h) or (i), or
(2) any such failure with respect to a covenant, agreement, condition or provision contained in Section 6.2 above, Borrower shall have a 30-day grace period after such failure in which to cure such failure; or

          (d) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Obligated Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made; or

          (e)     Any Obligated Person:

               (1) suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of 60 days; or

               (2) suffers the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets or for any part of the Borrowing Base Properties in a proceeding brought against or initiated by it, and such appointment is neither made ineffective nor discharged within 30 days after the making thereof, or such appointment is consented to, requested by, or acquiesced to by it; or

               (3) commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets or any part of the Borrowing Base Properties; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes action in furtherance of any of the foregoing; or

               (4) suffers the entry against it of a final judgment for the payment of money in excess of $100,000 (not covered by insurance), unless the same is discharged within 30 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such time period and a stay of execution pending such appeal is obtained; or

               (5) suffers the entry of an order issued by any court or tribunal taking, seizing or apprehending all or any substantial part of its property or any part of the Borrowing Base Properties and bringing the same into the custody of such Court or tribunal, and such order is not stayed or released within 30 days after the entry thereof; or

         (f) Either: (1) any accumulated funding deficiency (as defined in Section 412(a) of the Code) in excess of $100,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (2) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan's benefit liabilities exceeds the then current value of such ERISA Plan's assets available for the payment of such benefit liabilities by more than $100,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer's proportionate share of such excess exceeds such amount); or

          (g) Any default, after the expiration of any applicable period of grace, occurs with respect to any other indebtedness owed by Borrower to any Person, which other indebtedness is in an aggregate amount in excess of $100,000, if such indebtedness is beyond its maturity date or has been accelerated by such Person or if such Person has given notice to Borrower of the existence of such default; or

          (h) Any change in the ownership or control of Borrower occurs that results in Guarantor owning less than 100 percent of the voting securities of Borrower; or

          (i) The Guaranty ceases to be in full force and effect and applicable to any and all of the Obligations covered thereby in accordance with its terms (or Guarantor takes that position), whether by operation of law, revocation or attempted revocation or otherwise.

Upon the occurrence of an Event of Default described in subsection (e)(1),
(e)(2) or (e)(3) of this section, all of the Obligations shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower. During the continuance of any other Event of Default, USB at any time and from time to time (unless all Events of Default have theretofore been remedied) may declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable.

     Section 7.2 Remedies. If any Default or Event of Default shall occur and be continuing, the obligation of USB to make Advances under this Agreement shall terminate immediately. If any Event of Default shall occur, USB may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and USB may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon USB under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

     Section 7.3 Indemnity. Borrower hereby agrees to indemnify, defend and hold harmless USB and its agents, affiliates, officers, directors and employees from and against any and all claims, losses, demands, actions, causes of action and liabilities whatsoever (including without limitation reasonable attorneys' fees and expenses, and costs and expenses reasonably incurred in investigating, preparing or defending against any litigation or claim, action, suit, proceeding or demand of any kind or character) arising out of or resulting from: (a) the Loan Documents (including without limitation the enforcement thereof), except to the extent such claims, losses and liabilities are proximately caused by USB's gross negligence, willful misconduct or violation of its obligations under any of the Loan Documents,
(b) the contamination of any of the Borrowing Base Properties by any hazardous substance or environmental pollutant, or (c) the violation of any federal, state or local environmental statute, rule, regulation or ordinance, including without limitation violation of the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, or of the Resource Conservation and Recovery Act, as amended from time to time. Borrower's obligations under this Section 7.3 shall survive the termination of this Agreement.

                                 ARTICLE VIII
                                Miscellaneous

     Section 8.1 Waiver and Amendment. No failure or delay by USB in exercising any right, power or remedy which it may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by USB of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by USB, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Obligated Person shall in any case of itself entitle any Obligated Person to any other or further notice or demand in similar or other circumstances. No modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

     Section 8.2 Survival of Agreements; Cumulative Nature. All of the Obligated Persons' various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including without limitation the making or granting of the Loan and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to USB and all of USB's obligations to Borrower are terminated. All statements and agreements contained in any certificate or other instrument delivered to USB under any Loan Document shall be deemed representations and warranties by Borrower to USB and/or agreements and covenants of Borrower under this Agreement. The representations, warranties, and covenants made by the Obligated Persons in the Loan Documents, and the rights, powers, and privileges granted to USB in the Loan Documents, are cumulative, and no Loan Document shall be construed in the context of another to diminish, nullify or otherwise reduce the benefit to USB of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

     Section 8.3 Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing and, unless otherwise specifically provided in such Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by expedited delivery service with proof of delivery, or by registered or certified United States mail, return receipt requested, postage prepaid, at the addresses specified below (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given upon receipt:

Borrower's address:      950 Seventeenth Street, Suite 800
                         Denver, Colorado 80202
                         Attention: Stanton E. Ross

USB's address:           918 Seventeenth Street, DN-CO-BB3E
                         Denver, Colorado  80202
                         Attention: Mark E. Thompson

     Section 8.4 Parties in Interest. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Obligated Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of USB.

     Section 8.5 USB's Damage Limitation. USB shall not be liable to any Obligated Person for consequential damages, whatever the nature of a breach by USB in its obligations relating to the transactions governed or contemplated by this Agreement.

     Section 8.6 Governing Law. The Loan Documents shall be deemed contracts and instruments made under the laws of the State of Colorado and shall be construed and enforced in accordance with and governed by the laws (excluding the conflicts of law rules) of the State of Colorado and the laws of the United States of America, except: (a) to the extent that the law of another jurisdiction is expressly elected in a Loan Document, and (b) with respect to specific Liens, or the perfection thereof, evidenced by Security Documents covering real or personal property which by the laws applicable thereto are required to be construed under the laws of another jurisdiction. Borrower hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts of the State of Colorado.

     Section 8.7 Limitation on Interest. USB and Borrower intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither any Obligated Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. USB expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If: (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) USB or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at USB's option, promptly returned to Borrower or the other payor thereof upon such determination.

     Section 8.8 Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

     Section 8.9 Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

     Section 8.10 Conflicts. To the extent of any irreconcilable conflicts between the provisions of this Agreement and the provisions of any of the Loan Documents, the provisions of this Agreement shall prevail.

     Section 8.11 Entire Agreement. This Agreement, the Note, the Security Documents and the other Loan Documents from time to time executed in connection herewith state the entire agreement between the parties with respect to the subject matter hereof.

     Section 8.12 Arbitration. Subject to the provisions of the next paragraph below, USB and Borrower agree to submit to binding arbitration any and all claims, disputes and controversies between USB and Borrower (and their respective employees, officers, directors, attorneys and other agents) relating to the Loan, the Loan Documents and the negotiation, execution, collateralization, administration, repayment, modification, extension or collection of the foregoing. Such arbitration shall proceed in Denver, Colorado, shall be governed by Colorado law (including without limitation the provisions of CRS 13-21-102(5)) and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Any award entered in an arbitration, whether on motions or at a hearing, with or without testimony from witnesses, shall be made by a written opinion stating the reasons for the award made. The decision of any arbitration pursuant to this Agreement shall be made based on Colorado law without reference to any choice of law rules. Judgment on any award hereunder may be entered in any court having jurisdiction.

     Nothing in the preceding paragraph, nor the exercise of any right to arbitrate thereunder, shall limit the right of any party hereto: (a) to foreclose against any real or personal property collateral by the exercise of the power of sale under a deed of trust, mortgage, or other security agreement or instrument or applicable law; (b) to exercise self-help remedies such as setoff or repossession; or (c) to obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or appointment of a receiver from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding. The institution and maintenance of any action for such judicial relief, or pursuit of provisional or ancillary remedies, or exercise of self-help remedies shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration, including those claims or disputes arising from exercise of any judicial relief, or pursuit of provisional or ancillary remedies or exercise of self-help remedies.

     Arbitration hereunder shall be before a three-person panel of neutral arbitrators, consisting of one person from each of the following categories:
(1) an attorney who has practiced in the area of commercial law for at least 10 years or a retired judge at the Colorado or United States District Court or an appellate court level: (2) a person with at least 10 years experience in commercial lending: and (3) a person with at least 10 years experience in the petroleum industry. The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA.

     Section 8.13. Release. Except to the extent that any of the rights and obligations of the parties hereto are specifically stated to survive the termination of this Agreement, upon full payment and satisfaction of the Loan and all other amounts due in connection therewith as provided herein, the parties shall thereupon automatically each be fully, finally and forever released and discharged from any further claim, liability or obligation in connection with the Loan.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

                         INFINITY OIL & GAS OF WYOMING, INC.



                         By:  /s/ Stanton E. Ross
                              Stanton E. Ross,
                              President

                         U.S. BANK NATIONAL ASSOCIATION



                         By:  /s/ Mark E. Thompson
                              Mark E. Thompson,
                              Vice President

                                  EXHIBIT A

                                PROMISSORY NOTE

$25,000,000                                      September 4, 2003
                                                 Denver, Colorado

     FOR VALUE RECEIVED, INFINITY OIL & GAS OF WYOMING, INC., a Wyoming corporation ("Borrower"), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION ("Payee"), the principal sum of $25,000,000 (or so much thereof as may be borrowed hereunder), together with interest on the outstanding unpaid balance of such principal amount at the rates provided below.

     This Note is issued pursuant to, and is subject to the terms and provisions of, the Credit Agreement dated as of September 4, 2003, between Borrower and Payee, as now in effect or as the same may hereafter be amended, restated, extended, renewed or otherwise modified (the "Credit Agreement"). Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

     The outstanding principal amount of this Note shall be due and payable as provided in the Credit Agreement. Any then-unpaid principal balance of this Note shall be due and payable on the Maturity Date (unless due and payable sooner pursuant to the terms of the Credit Agreement) and shall bear interest at the rates provided in the Credit Agreement.

     Interest shall accrue daily on the unpaid principal balance of this Note, shall be due and payable on the last day of each calendar month and at the maturity of this Note, and shall be calculated on the basis of a 360-day year, and the actual number of days elapsed.

     All payments of principal and interest hereon shall be made at Payee's offices at 918 Seventeenth Street, Denver, Colorado 80202, or at such other place as Payee shall have designated to Borrower in writing, in immediately available funds and without set-off or counterclaim or deduction of any kind. All payments received hereunder shall be applied first to costs of collection, second to accrued interest as of the date of payment and third to the outstanding principal balance of this Note.

     Notwithstanding anything to the contrary contained in this Note, from and after the expiration of any applicable period of grace provided for in the Credit Agreement, overdue principal, and (to the extent permitted under applicable law) overdue interest, whether caused by acceleration of maturity or otherwise, shall bear interest at a fluctuating rate, adjustable the day of any change in such rate, equal to three and one-half percentage points above the Prime Rate, until paid, and shall be due and payable on demand.

     This Note is secured by, and the holder of this Note is entitled to the benefits of, the documents described in the Credit Agreement (the "Security Documents"). Reference is made to the Security Documents for a description of the property covered thereby and the rights, remedies and obligations of the holder hereof in respect thereto.

     Subject to the expiration of any applicable period of grace provided for in the Credit Agreement, in the event of: (a) any default in any payment of the principal of or interest on this Note when due and payable, or (b) any other Event of Default (as defined in the Credit Agreement), then the whole principal sum of this Note plus accrued interest and all other obligations of Borrower to Payee, direct or indirect, absolute or contingent, now existing or hereafter arising, shall, at the option of Payee, become immediately due and payable, and any or all of the rights and remedies provided herein and in the Credit Agreement and the Security Documents, as they may be amended, modified or supplemented from time to time may be exercised by Payee.

     If Borrower fails to pay any amount due under this Note and Payee has to take any action to collect the amount due or to exercise its rights under the Security Documents, including without limitation retaining attorneys for collection of this Note, or if any suit or proceeding is brought for the recovery of all or any part of or for protection of the indebtedness or to foreclose the Security Documents or to enforce Payee's rights under the Security Documents, then Borrower agrees to pay on demand all reasonable costs and expenses of any such action to collect, suit or proceeding, or any appeal of any such suit or proceeding, incurred by Payee, including without limitation the reasonable fees and disbursements of Payee's attorneys and their staff.

     Borrower waives presentment, notice of dishonor and protest, and assents to any extension of time with respect to any payment due under this Note, to any substitution or release of collateral and to the addition or release of any party, except as provided in the Credit Agreement. No waiver of any payment or other right under this Note shall operate as a waiver of any other payment or right.

     If any provision in this Note shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of any defective provisions shall not be in any way affected or impaired in any other jurisdiction.

     No delay or failure of the holder of this Note in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of such right by the holder hereof, and no exercise of any right or remedy shall be deemed a waiver of any other right or remedy that the holder may have.

     All notices given hereunder shall be given as provided in the Credit Agreement.

     At the option of the holder hereof, an action may be brought to enforce this Note in the District Court in and for the City and County of Denver, State of Colorado, in the United States District Court for the District of Colorado or in any other court in which venue and jurisdiction are proper. Borrower and all signers or endorsers hereof consent to venue and jurisdiction in the District Court in and for the City and County of Denver, State of Colorado and in the United States District Court for the District of Colorado and to service of process under Sections 13-1-124(1)(a) and 13-1-125, Colorado Revised Statutes (2001), as amended, in any action commenced to enforce this Note.

     This Note is to be governed by and construed according to the laws of the State of Colorado.

                         INFINITY OIL & GAS OF WYOMING, INC.



                         By:
                              Stanton E. Ross,
                              President

                                   EXHIBIT B

                                ADVANCE REQUEST

                                 _______, ____

U.S. Bank National Association
918 Seventeenth Street, DN-CO-BB3E
Denver, Colorado  80202
Attention: Mark E. Thompson
Gentlemen:

     1. This Advance Request is delivered to you pursuant to Section 2.1 of the Credit Agreement dated as of September 4, 2003 (the "Credit Agreement"), between Infinity Oil & Gas of Wyoming, Inc. and U.S. Bank National Association. Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

     2.     Borrower hereby requests an Advance as follows:

          (a)     Proposed Date of Advance:

          (b)     Amount of Advance:

     3. Borrower hereby represents and warrants that as of the date hereof and as of the date of the Advance requested hereunder, all statements contained in Section 4.2(a), (b) and (c) of the Credit Agreement are and will be true and correct in all material respects.

     4. Borrower agrees that if, at any time prior to the date of the Advance requested by Borrower hereunder, any representation or warranty of Borrower contained herein is not true and correct as of such time, Borrower will immediately so notify USB. Except to the extent of any such notification by Borrower, the acceptance by Borrower of any Advance requested hereunder shall be deemed a re-certification by Borrower as of the date of such Advance of the representations and warranties made by Borrower herein.

                         INFINITY OIL & GAS OF WYOMING, INC.



                         By:
                              _______________________

                                   EXHIBIT C

                   REQUEST FOR ISSUANCE OF LETTER OF CREDIT

                                 ________, ____

U.S. Bank National Association
918 Seventeenth Street, DN-CO-BB3E
Denver, Colorado  80202
Attention: Mark E. Thompson

Gentlemen:

     1. This Request for Issuance of Letter of Credit is delivered to you pursuant to Section 2.1 of the Credit Agreement dated as of September 4, 2003 (the "Credit Agreement"), between Infinity Oil & Gas of Wyoming, Inc. and U.S. Bank National Association. Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

     2. Borrower hereby requests that USB issue a Letter of Credit as follows:

          (a)     Name of Beneficiary:

          (b)     Proposed Issuance Date:

          (c)     Expiration Date:

          (d)     Face Amount:

          (e)     Payment Instructions (if any):

     3. Borrower hereby represents and warrants that as of the date hereof and as of the date of issuance of the Letter of Credit requested hereunder, all statements contained in Section 4.2(a), (b) and (c) of the Credit Agreement are and will be true and correct in all material respects.

     4. Borrower agrees that if, at any time prior to the date of issuance of the Letter of Credit requested by Borrower hereunder, any representation or warranty of Borrower contained herein is not true and correct as of such time, Borrower will immediately so notify USB. Except to the extent of any such notification by Borrower, the acceptance by Borrower of any Letter of Credit requested hereunder shall be deemed a re-certification by Borrower as of the date of issuance of such Letter of Credit of the representations and warranties made by Borrower herein.

                         INFINITY OIL & GAS OF WYOMING, INC.


                         By:
                              _______________________








                                      C-1